EXECUTION COPY
FOURTH AMENDMENT
TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
     This Fourth Amendment to Fourth Amended and Restated Credit Agreement (“Fourth Amendment”) is made as of January 25, 2008 by and among Credit Acceptance Corporation, a Michigan corporation (“Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
     A. Company, Agent and the Banks entered into that certain Fourth Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of February 7, 2006 (as amended by First Amendment dated September 20, 2006, Second Amendment dated January 19, 2007 and Third Amendment dated June 14, 2007, the “Credit Agreement”) under which the Banks renewed and extended (or committed to extend) credit to the Company, as set forth therein.
     B. The Company has requested that Agent and the Banks agree to certain amendments to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this Fourth Amendment.
     NOW, THEREFORE, Company, Agent and the Banks agree:
1.	Section 1 of the Credit Agreement is hereby amended by amending and restating (in their entirety) the following specified definitions, as follows:

“Revolving Credit Maximum Amount” shall mean One Hundred Thirty-Three Million Five Hundred Thousand Dollars ($133,500,000), subject to any increases in the Revolving Credit Maximum Amount pursuant to Section 2.17 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase, and subject to any reductions or termination of the Revolving Credit Maximum Amount under Sections 2.15 or 9.2 of this Agreement.”

“Revolving Credit Optional Increase” shall mean Forty-One Million Five Hundred Thousand Dollars ($41,500,000).

“Swing Line Maximum Amount” shall mean Fifteen Million Dollars ($15,000,000).”

2.	Section 2 of the Credit Agreement is hereby amended by amending and restating Section 2.16 as follows:

“Section 2.16 Extension of Revolving Credit Maturity Date.

(a) So long as no Default or Event of Default has occurred and is continuing upon delivery of such reports, and the Agent has received (i) a Consolidated audit report of the Company (in the form required in Section 7.3(b) of this Agreement) as of the end of Fiscal Year 2007 demonstrating Consolidated Net Income for the fourth quarter of 2007 of not less than $5,000,000 and (ii) a Consolidated and Consolidating financial report as of the end of the first fiscal quarter of 2008 demonstrating Consolidated Net Income for the first quarter of 2008 of not less than $5,000,000 (accompanied by Company’s written request that the Revolving Credit Maturity Date be so extended), the Revolving Credit Maturity Date shall be extended to June 22, 2010. Agent shall give notice to the Banks of its receipt of such financial reports (and request for extension) and of the effectiveness of the extended Revolving Credit Maturity Date.

(b) So long as no Default or Event of Default has occurred and is continuing Company may, by written notice to Agent and each Bank (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent and each Bank), prior to April 15, but not before March 15, of each year beginning in 2009 (provided that if the Company waives its right to request an extension of the Revolving Credit Maturity Date under clause (a) of this Section 2.16, Company may request an extension under this clause (b), such request to be made prior to April 15, 2008 but not before March 15, 2008), request that the Banks extend the then applicable Revolving Credit Maturity Date to a date that is 364 days later than the Revolving Credit Maturity Date then in effect (each such request, a “Request”). Each Bank shall, not later than thirty (30) calendar days following the date of its receipt of a Request, give written notice to the Agent stating whether such Bank is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Banks, then, effective on (but not before) the date that all such approvals have been received by Agent (so long as no Default or Event of Default has occurred and is continuing), the Revolving Credit Maturity Date shall be so extended for an additional period of 364 days, the term Revolving Credit Maturity Date shall mean such extended date and Agent shall promptly notify the Company and the Banks that such extension has occurred. If (i) any Bank gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or (ii) any Bank fails to provide written approval to Agent of the Request within thirty (30) calendar days of the date of Agent’s receipt of such Request, then (x) the Banks shall be deemed to have declined to extend the Revolving Credit Maturity Date, (y) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Company, to request extensions thereof under this Section 2.16) and (z) the commitments of the Banks to make Advances of the Revolving Credit hereunder shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify Company and the Banks thereof.”

3.	Section 6 of the Credit Agreement is hereby amended by amending and restating Section 6.5 as follows:

“Section 6.5 Subsidiaries Corporate Documents and Corporate Existence. As to Company and each of its Subsidiaries, (a) it is an organization as described on Schedule 6.5 hereto and has provided the Agent and the Banks with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 6.5 hereto.”

4.	Section 12 of the Credit Agreement is hereby amended by inserting the following new Section 12.17 after Section 12.16 thereof:

“Section 12.17. No Reliance on Agent’s Customer Identification Program.

(a) Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Company or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b) Each Bank or assignee or participant of a Bank that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to provision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the Patriot Act.”

5.	Section 13 of the Credit Agreement is hereby amended by inserting the following at the end of Section 13.7 thereof:

“Company further agrees to provide or cause to be provided to the Agent or any Bank such documentation or information as requested by the Agent or any Bank from time to time, including, without limitation, information to satisfy the Banks’ requirements under “Know Your Customer” or “Customer Identification” provisions under federal laws relating to anti-money laundering or terrorism including, without limitation, under the Patriot Act and regulations issued pursuant thereto, as well as acts administered by the Office of Foreign Assets Control.”

6.	Schedule 1.1 to the Credit Agreement is hereby amended and restated by deleting such Schedule and inserting the replacement Schedule 1.1 attached hereto as Attachment 1 in its place.

7.	Schedule 6.5 to the Credit Agreement is hereby amended and restated by deleting such Schedule and inserting the replacement Schedule 6.5 attached hereto as Attachment 2 in its place.

8.	Exhibit D to the Credit Agreement is hereby amended and restated by deleting such Exhibit and inserting the replacement Exhibit D attached hereto as Attachment 3 in its place.

9.	On the date on which the conditions set forth in Section 10 of this Fourth Amendment shall have been satisfied (the “Fourth Amendment Effective Date”), (a) each Bank shall have (i) a Percentage equal to the applicable percentage set forth in Attachment 3 hereto (the “New Percentages”) and (ii) its own Advances of the Revolving Credit (and participation in Letters of Credit) in its Percentage of all such Advances (and Letters of Credit) outstanding on the Fourth Amendment Effective Date (based on the New Percentages) and (b) any Bank not a party to the Credit Agreement prior to the Fourth Amendment Effective Date (each such Bank, a “New Bank”) shall become obligated as a Bank thereunder, entitled to all of the rights and privileges and subject to all of the obligations of the Banks under the Credit Agreement. To facilitate the foregoing, each Bank (including each New Bank) which as a result of the adjustments of Percentages shown on Attachment 3 is to have a greater principal amount of Advances of the Revolving Credit outstanding than such Bank had outstanding under the Credit Agreement immediately prior to the Fourth Amendment Effective Date (each such Bank an “Increasing Bank”) shall deliver to the Agent immediately available funds to cover such Advances of Revolving Credit and the Agent shall, to the extent of the funds so received, disburse funds to each Bank which, as a result of the aforesaid adjustment of the Percentages, is to have a lesser principal amount of Advances of the Revolving Credit outstanding than such Bank had under the Credit Agreement immediately prior to the Fourth Amendment Effective Date, and each such Bank whose Percentage is reducing (a “Reducing Bank”) shall be deemed to have assigned such reduction in its commitment and outstandings to the Increasing Banks, pro rata based upon the New Percentages, such assignment to be without representation, warranty or recourse (except that such assignment has been duly authorized and such commitment and outstandings have not been otherwise assigned or encumbered by such Reducing Bank). Each Bank which was a party to the Credit Agreement prior the Fourth Amendment Effective Date, upon receipt of its New Note(s) delivered hereunder (which Notes are to be in exchange for and not in payment of the predecessor Revolving Credit Notes) issued by the Company to such Bank, shall return its predecessor Notes to the Agent which shall stamp such Notes “Exchanged” and deliver said Notes to the Company. The Banks agree that all interest and fees accrued under the Credit Agreement prior to the Fourth Amendment Effective Date shall constitute the property of the Banks which were parties to the Credit Agreement prior to the Fourth Amendment Effective Date and shall be distributed by the Agent (to the extent received from the Company) to such Banks on the basis of the Percentages in effect prior to the Fourth Amendment Effective Date. Furthermore, it is

acknowledged and agreed that all fees paid prior to the Fourth Amendment Effective Date shall not be recalculated, redistributed or reallocated by Agent among the Banks.

10.	This Fourth Amendment shall become effective, according to the terms and as of the date hereof, upon satisfaction by the Company of the following conditions:
(a) Agent shall have received counterpart originals of (i) this Fourth Amendment, duly executed and delivered by the Company and the requisite Banks.
(b) Agent shall have received for distribution to the Banks, based on their respective New Percentages set forth in this Fourth Amendment, an upfront fee equal to $667,500.
(c) Agent shall have received executed replacement Revolving Credit Notes for each Bank reflecting the New Percentages set forth on Attachment 3 hereto and the increase of the Revolving Credit Maximum Amount pursuant to this Fourth Amendment and, if required by Agent, a replacement Swing Line Note reflecting the increase in the Swing Line Maximum Amount pursuant to the Fourth Amendment.
(d) Agent shall have received from a responsible senior officer of the Company a certification (i) that all necessary actions have been taken by the Company to authorize execution and delivery of this Fourth Amendment, supported by such resolutions or other evidence of corporate authority or action as reasonably required by Agent and the Majority Banks and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this Fourth Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the Fourth Amendment.
Agent shall give notice to Company and the Banks of the occurrence of the Fourth Amendment Effective Date.

11.	The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.18, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

12.	Except as specifically set forth above, this Fourth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

13.	Unless otherwise defined to the contrary herein, all capitalized terms used in this Fourth Amendment shall have the meaning set forth in the Credit Agreement.

14.	This Fourth Amendment may be executed in counterpart in accordance with Section 13.10 of the Credit Agreement.

15.	This Fourth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

Attachment 1
Schedule 1.11
PRICING MATRIX

	The Applicable Margin For		Applicable Fee Percentage For
Advances
	Advances	carried at the
Notwithstanding	carried at the	Eurodollar-	Revolving	Letter of
the Company’s	Prime-based	based Rate shall	Credit Facility	Credit
Rating Level:	Rate shall be	be	Fee	Fee
	minus 1.65%	1.25%	.50%	1.375% (inclusive of facing fee)

[1]	All terms as defined in the Agreement.

Attachment 2
Schedule 6.5
Subsidiaries and Compliance Information
(See attached)

Attachment 3
Replacement Exhibit D
(Percentages)

	Revolving Credit
Bank	Commitment	Percentage
Comerica Bank	$35,000,000	26.21722846442%
National City Bank of the Midwest	$25,000,000	18.7265917603%
Fifth Third Bank (Eastern Michigan)	$30,000,000	22.4719101124%
BMO Capital Markets Financing, Inc.	$20,000,000	14.9812734082%
Bank of America, N.A.	$23,500,000	17.6029962547%

Total	$133,500,000	100%

     WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,
as Agent

By:	/s/ Timothy J. Bishop

Timothy J. Bishop

Its:	Vice President
Signature Page For
CAC Fourth Amendment
(817101)

CREDIT ACCEPTANCE CORPORATION

By:	/s/ Douglas W. Busk

Douglas W. Busk

Its:	Treasurer
Signature Page For
CAC Fourth Amendment
(817101)

BANKS:

COMERICA BANK

By:	/s/ Timothy J. Bishop

Timothy J. Bishop

Its:	Vice President
Signature Page For
CAC Fourth Amendment
(817101)

BANK OF AMERICA, N.A.

By:	/s/ Daniel R. Petrik

Daniel R. Petrik

Its:	Senior Vice President
Signature Page For
CAC Fourth Amendment
(817101)

BMO CAPITAL MARKETS FINANCING, INC.

By:	/s/ Michael Cameli

Michael Cameli

Its:	Director
Signature Page For
CAC Fourth Amendment
(817101)

FIFTH THIRD BANK
(Eastern Michigan)

By:	/s/ John Antonczak

John Antonczak

Its:	Vice President
Signature Page For
CAC Fourth Amendment
(817101)

NATIONAL CITY BANK

By:	/s/ Michael Kell

Michael Kell

Its:	Vice President
Signature Page For
CAC Fourth Amendment
(817101)